As filed with the Securities and Exchange Commission on January 17, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	20-5413139
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William S. Garner, Jr., Esq.

Group Executive, General Counsel and Secretary

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, address, including zip code, and telephone numbers, including area code, of agent for service)

Copies to:

Jeremy D. London, Esq.

Stephen W. Hamilton, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

(202) 371-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post–effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post–effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $0.001 per share	5,474,920	$25.73	$140,869,692	$15,074
Total	5,474,920	$25.73	$140,869,692	$15,074

(1)	Pursuant to Rule 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant’s common stock on the New York Stock Exchange on January 12, 2007.

Explanatory Note

Spectra Energy Corp is a Delaware corporation and prior to the distribution described below was a wholly-owned subsidiary of Duke Energy Corporation (“Duke Energy”). As a result of the distribution described below, we hold all of the assets and liabilities associated with Duke Energy’s natural gas business, including its transmission and storage, distribution, and gathering and processing businesses. Unless otherwise stated or the context otherwise requires, references in this registration statement to “Spectra Energy,” “we,” “our,” or “us” refer to Spectra Energy Corp and its direct and indirect subsidiaries.

On December 8, 2006, the board of directors of Duke Energy formally approved the distribution of all of our shares of common stock to Duke Energy’s shareholders (on an as converted basis). On January 2, 2007, Duke Energy distributed one-half share of our common stock, par value $0.001 per share (the “Common Stock”), for each share of Duke Energy common stock held by Duke Energy shareholders of record as of the close of business on December 18, 2006, the record date for the distribution. As a result of the distribution, we are now a publicly-traded company, separate from Duke Energy. Our common stock is traded on the New York Stock Exchange under the symbol “SE”.

Prior to the distribution, Duke Energy’s indirect, wholly-owned subsidiary, Duke Energy Canada Exchangeco Inc., a Canadian corporation (which we refer to as Exchangeco), had outstanding a class of exchangeable shares. The exchangeable shares were originally issued to the former shareholders of Westcoast Energy Inc. who were resident in Canada and who elected to receive the exchangeable shares in connection with Duke Energy’s acquisition of Westcoast in March 2002. Each exchangeable share was exchangeable at any time, at the option of the holder, for one share of Duke Energy common stock, plus all declared and unpaid dividends, if any, on the exchangeable share. The provisions governing the terms of the exchangeable shares provided that the holders thereof were entitled to receive dividends and other distributions on a basis equivalent to the dividends and distributions paid on shares of Duke Energy common stock. In addition, the holders of exchangeable shares were entitled to vote on matters submitted to the holders of Duke Energy common stock through certain trust arrangements. Exchangeco originally issued 19,877,268 exchangeable shares in connection with Duke Energy’s acquisition of Westcoast. As of December 18, 2006, 10,949,839 exchangeable shares remained outstanding.

In connection with the distribution, in order to enable the holders of exchangeable shares to participate in the distribution on an equivalent basis and to continue to own exchangeable shares, the board of directors of Exchangeco considered, approved and submitted to the holders of exchangeable shares for approval, a plan of arrangement pursuant to which the terms governing the exchangeable shares and certain related arrangements and agreements were amended. In particular, the share capital of Exchangeco was amended to reorganize the then existing class of exchangeable shares into two classes of exchangeable shares—one class exchangeable, on a one-for-one basis, for a share of Duke Energy common stock and one class exchangeable, on a one-for-one basis, for a share of our common stock. The plan of arrangement was approved by the holders of exchangeable shares represented in person or by proxy at a duly convened meeting of the holders of exchangeable shares held on December 11, 2006 and by the Supreme Court of British Columbia by final order dated December 15, 2006. In connection with the separation from Duke Energy, Exchangeco become our indirect, wholly-owned subsidiary. The plan of arrangement and the reorganization of the existing exchangeable shares were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 3(a)(10) of the Securities Act.

As a result of the plan of arrangement described above, in connection with the distribution each holder of one exchangeable share as of the record date for the distribution effectively received (i) one exchangeable share exchangeable for a share of Duke Energy common stock and (ii) one-half of an exchangeable share exchangeable for a share of our common stock. No fractional exchangeable shares were issued and cash has been paid to holders of the existing exchangeable shares who otherwise would receive fractional exchangeable shares exchangeable for shares of our common stock.

In addition, we and Duke Energy each entered into certain agreements and arrangements to facilitate the orderly distribution of shares of Duke Energy common stock and our common stock upon exchange or redemption of each class of exchangeable shares and the payment of any dividends declared by the board of directors of Exchangeco on each class of exchangeable shares.

Accordingly, as a result of the plan of arrangement and the distribution, there are approximately 5,474,920 exchangeable shares exchangeable for our common stock issued and outstanding as of January 2, 2007. This registration statement registers the issuance of shares of our common stock upon exchange or redemption of such exchangeable shares.

For purposes of our eligibility to file this registration statement on Form S-3, we are a successor registrant to Spectra Energy Capital, LLC (formerly known as Duke Capital LLC) within the meaning of General Instruction I.A.7 to Form S-3.

PROSPECTUS

5,474,920 SHARES

SPECTRA ENERGY CORP

COMMON STOCK

This prospectus relates to 5,474,920 shares of our common stock, par value $0.001 per share, issuable upon exchange or redemption of the Spectra Energy exchangeable shares of Duke Energy Canada Exchangeco Inc. (formerly known as 3946509 Canada Inc.), our indirect subsidiary that we call Exchangeco in this prospectus. The exchangeable shares were issued in a plan of arrangement of Exchangeco which became effective on January 1, 2007. Each Spectra Energy exchangeable share may be exchanged for one share of our common stock, plus all payable and unpaid dividends, if any, on the exchangeable share. Because the shares of our common stock offered by this prospectus will be issued only in exchange for, or upon the redemption of, the Spectra Energy exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “SE.”

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission (the “SEC”). See “ Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2007

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is correct on any date after their respective dates, even though this prospectus or a supplement is delivered or securities are sold on a later date.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the applicable prospectus supplement include and incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “will,” or other similar words. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, those factors set forth in the section entitled “Risk Factors,” as well as the following:

•	state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas industry;

•	the outcomes of litigation and regulatory investigations, proceedings or inquiries;

•	the weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms;

•	the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

•	general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities;

•	changes in environmental, safety and other laws and regulations to which we and our subsidiaries are subject;

•	the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resulting funding requirements for defined benefit pension plans;

•	growth in opportunities for our business units, including the timing and success of efforts to develop domestic and international pipeline, storage, gathering, processing and other infrastructure projects and the effects of competition;

•	the performance of natural gas transmission and storage, distribution, and gathering and processing facilities;

•	the extent of success in connecting natural gas supplies to gathering, processing and transmission systems and in connecting to expanding gas markets;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

•	conditions of the capital markets and equity markets during the periods covered by the forward-looking statements;

•	the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture;

•	the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas transmission and storage, distribution, and gathering and processing businesses and any related actions for indemnification made pursuant to the Separation and Distribution Agreement, dated as of December 13, 2006, by and between Duke Energy Corporation and Spectra Energy Corp;

•	our ability to operate effectively as a stand-alone, publicly-traded company; and

•	the costs associated with becoming compliant with the Sarbanes-Oxley Act of 2002 as a stand-alone company and the consequences of failing to implement effective internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 by the date that we must comply with that section of the Sarbanes-Oxley Act.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from commercial document retrieval services and over the Internet at the SEC’s website at http://www.sec.gov.

We have filed a registration statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows “incorporation by reference” into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

Spectra Energy	Period
Registration Statement on Form 10	Spectra Energy Corp’s Registration Statement on Form 10 (File No. 1-33007) initially filed on September 7, 2006, as amended by Amendment No. 1 on October 20, 2006, Amendment No. 2 on November 16, 2006 and Amendment No. 3 on December 6, 2006 (Items 2, 13, and 15 of which were revised by Spectra Energy’s Current Report on Form 8-K (File No. 1-33007), dated December 14, 2006) (as so amended and revised, the “Form 10”)

Current Reports on Form 8-K	Filed December 15, 2006
Filed December 22, 2006
Filed December 26, 2006
Filed January 8, 2007

Spectra Energy Capital, LLC	Period
Annual Report on Form 10-K	Year ended December 31, 2005 filed on March 27, 2006 (as to Items 3, 5 and 14), and as amended by Forms 10-K/A filed on March 31, 2006, April 3, 2006, and September 5, 2006 (as to Items 1, 1A, 1B, 2, 6, 7, 7A, 8, 9, 9A and 15)

Quarterly Reports on Form 10-Q	For the quarters ended March 31, 2006 (as revised by the Current Report on Form 8-K filed January 17, 2007), June 30, 2006 and September 30, 2006

Current Reports on Form 8-K	Filed January 12, 2006 (solely with respect to the reporting information under Item 1.01)
Filed April 7, 2006
Filed July 6, 2006
Filed August 30, 2006
Filed September 13, 2006
Filed December 6, 2006
Filed December 22, 2006
Filed December 26, 2006
Filed January 17, 2007

We also incorporate by reference any filings made by us with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference into this document.

Shareholders can obtain any document incorporated by reference in this document from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge by requesting it in writing or by telephone from us at:

Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

Attention: Investor Relations

You may also obtain these documents from our website at www.spectraenergy.com or at the SEC’s Internet site www.sec.gov by clicking on the “Search for Company Filings” link, then clicking on the “Company & Other Filers” link, and then entering our name in the “name” field or “SE” in the ticker symbol field.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This prospectus is dated January 17, 2007. You should not assume that the information contained in this prospectus is accurate as of any date other than January 17, 2007. Neither the mailing of this prospectus to shareholders nor the issuance of our common stock will create any implication to the contrary.

THE COMPANY

We own and operate a large and diversified portfolio of complementary natural gas-related energy assets and are one of North America’s leading midstream natural gas companies. We operate in three segments of the natural gas industry: Transmission and Storage, Distribution, and Gathering and Processing. We intend to expand and optimize our current assets, construct new assets and make strategic acquisitions with an experienced management team dedicated to a growth strategy.

Transmission and Storage. Through our interests in five U.S. pipeline systems and three Canadian pipeline systems, we own and operate one of the largest long-haul natural gas pipeline networks in North America.

•	Our pipeline systems consist of approximately 17,500 miles of transmission pipelines. These systems receive natural gas from major North American producing regions for delivery to markets primarily in the Mid-Atlantic, New England and Southeastern states; Ontario, Alberta; and the Pacific Northwest. In 2005, our proportional throughput (the volume of natural gas carried through a pipeline over a period of time) for our pipelines totaled 3,410 trillion British thermal units (TBtu).

•	Our diversified customer base includes local distribution companies, electric power generators, industrial, commercial and other end-use customers. Our transmission services are generally provided under long-term contracts with reservation-based rates that do not vary with throughput volumes.

•	We also own and/or have interests in underground natural gas storage facilities with net working gas capacity of approximately 110 billion cubic feet (Bcf) that operate in conjunction with our transmission pipelines to provide high value storage services to customers along our pipeline network.

Distribution. We provide natural gas sales and distribution service to end use customers in Ontario through our Union Gas Limited subsidiary.

•	Union Gas has approximately 1.3 million residential, commercial and industrial customers in 400 communities throughout Northern, Southwestern and Eastern Ontario.

•	Union Gas’ system consists of approximately 35,000 miles of distribution pipelines and underground natural gas storage facilities with working capacity of approximately 150 Bcf.

•	Union Gas also provides a portion of the storage, transportation and related services discussed above to utilities and other industry participants in the natural gas markets of Ontario, Quebec and the Central and Eastern United States.

Gathering and Processing. We own and operate natural gas processing plants and gathering pipelines in Western Canada. We also have a 50% ownership interest in DCP Midstream, LLC, or DCP Midstream (formerly Duke Energy Field Services LLC), which is one of the largest natural gas liquids producers in North America. The remaining 50% interest in DCP Midstream is owned by ConocoPhillips.

•	We own or operate a large natural gas gathering and processing system in Western Canada, approximately 2,500 miles of gathering pipelines and 17 gas processing plants with total contractible capacity of approximately 2.7 Bcf of gas per day, including our 46% interest in Spectra Energy Income Fund, a Canadian Income Trust.

•	We own the Empress system, which extracts, stores, transports, distributes and markets natural gas liquids, or NGLs, in Canada and the United States. Total processing capacity of the Empress system is 2.4 Bcf of gas per day.

•	DCP Midstream owns or operates approximately 56,000 miles of gathering and transmission pipe and processes natural gas at 54 facilities in major producing regions in the United States, including DCP Midstream’ 42.7% interest in DCP Midstream Partners, L.P.

•	DCP Midstream Partners, L.P. and Spectra Energy Income Fund were recently formed through the contribution of gathering and processing assets with the objective of utilizing their tax-advantaged cost of capital in order to support further growth in cash flow and earnings for us and our affiliates.

We expect to manage our business in four reportable segments: Gas Transmission—U.S., Gas Distribution, Gas Transmission and Processing—Western Canada, and Field Services. The remainder of our business operations are expected to be presented as “Other,” which consists of certain realized and unrealized mark-to-market hedges that expired in 2006, unallocated corporate costs and other businesses.

The Separation

On June 27, 2006, the board of directors of Duke Energy unanimously authorized management of Duke Energy to pursue a plan to separate its natural gas transmission and storage, distribution, and gathering and processing businesses from the rest of Duke Energy, which we refer to as “the separation” in this prospectus. The separation occurred on January 2, 2007, through a distribution to Duke Energy’s shareholders of all of the shares of our common stock.

We have entered into a Separation and Distribution Agreement and several other agreements with Duke Energy to effect the separation and provide a framework for our relationships with Duke Energy after the separation. These agreements will govern the relationship between us and Duke Energy subsequent to the completion of the separation and provide for the allocation between us and Duke Energy of Duke Energy’s assets, liabilities and obligations (including employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after our separation from Duke Energy. For more information on the Separation and Distribution Agreement and related agreements, see the section entitled “Certain Relationships and Related Party Transactions” in our Information Statement filed as Exhibit 99.1 to our Current Report on Form 8-K filed on December 15, 2006.

Our Principal Executive Offices

Our corporate headquarters are located at 5400 Westheimer Court, Houston, Texas 77056. Our telephone number is (713) 627-5400.

RISK FACTORS

An investment in the securities involves risks. Before purchasing any securities we offer, you should carefully consider the “Risk Factors” set forth in our in our Information Statement filed as Exhibit 99.1 to our Current Report on Form 8-K filed on December 15, 2006, together with the other information in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference in this prospectus, about risks concerning the securities. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

Because the shares of our common stock will be issued in exchange for or upon the redemption of the Spectra Energy exchangeable shares, we will not receive any cash proceeds upon the issuance of the common stock.

PLAN OF DISTRIBUTION

We will distribute the shares of our common stock covered by this prospectus only upon exchange or redemption of the Spectra Energy exchangeable shares of Exchangeco, and no broker, dealer or underwriter has been engaged in connection with the exchange or redemption. Each Spectra Energy exchangeable share of Exchangeco may be exchanged or redeemed for one share of our common stock. We will pay all expenses incurred in connection with the distribution described in this prospectus.

INCOME TAX CONSIDERATIONS

Canadian Federal Income Tax Considerations

In the opinion of McCarthy Tétrault LLP, our Canadian counsel, the following is an accurate summary of the principal Canadian federal income tax considerations under the Canadian Income Tax Act generally applicable to you if you hold Spectra Energy exchangeable shares or acquire common stock on the redemption, retraction or exchange of Spectra Energy exchangeable shares and if, for purposes of the Canadian Income Tax Act and at all relevant times, you are or are deemed to be resident in Canada, you deal with us at arm’s length, you are not affiliated with us and you hold your Spectra Energy exchangeable shares and will hold the common stock as capital property. This discussion does not apply to you if you are a “financial institution,” as defined in Section 142.2 of the Canadian Income Tax Act, and are therefore subject to the mark-to-market rules of the Canadian Income Tax Act. This summary also does not apply to you if Spectra Energy is or will be a “foreign affiliate” of you for purposes of the Canadian Income Tax Act.

The Spectra Energy exchangeable shares and common stock will generally be considered to be capital property to you unless the shares are held by you in the course of carrying on a business or the shares are acquired in a transaction considered to be an adventure in the nature of trade. If the Spectra Energy exchangeable shares might not otherwise qualify as capital property, you may be entitled to obtain this qualification by making the irrevocable election provided under subsection 39(4) of the Canadian Income Tax Act. If you do not hold your Spectra Energy exchangeable shares or will not hold common stock as capital property, you should consult your own tax advisors for information and advice having regard to your particular circumstances.

This summary is based on the current provisions of the Canadian Income Tax Act and regulations, the current provisions of the Canada-United States Income Tax Treaty, as amended and our Canadian counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). This summary takes into account all specific proposals to amend the Canadian Income Tax Act and regulations that were publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all of these proposed amendments will be enacted in their present form. No assurances can be given that any proposed amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the foregoing, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described below. No advance income tax ruling has been sought or obtained from the CRA to confirm the tax consequences of any of the transactions relating to the Spectra Energy exchangeable shares or the acquisition of the common stock on the redemption, retraction or exchange of Spectra Energy exchangeable shares.

For purposes of the Canadian Income Tax Act, all amounts relating to the acquisition, holding or disposition of common stock, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time these amounts arise.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

Redemption or Exchange of Exchangeable Shares

On a redemption (including a retraction) of your exchangeable shares by Exchangeco, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Income Tax Act) of the exchangeable shares so redeemed. For these purposes, the redemption proceeds will be the fair market value of the common stock received from Exchangeco on the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The amount of any such deemed dividend will be subject to the tax treatment described below under “Dividends on Exchangeable Shares.”

On a redemption (including a retraction) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares, but the amount of the deemed dividend will be excluded in computing your proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. If you are a corporation, in some circumstances the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

On an exchange of your Spectra Energy exchangeable shares with our indirect wholly-owned subsidiary, Duke Energy Canada Call Co. (formerly known as 3058368 Nova Scotia Company and hereinafter referred to as “Callco”), or with us for the common stock, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of the exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock which you receive plus any other amounts received from us as part of the exchange, but less any amount paid in satisfaction of declared and unpaid dividends owed to you by Exchangeco. The taxation of capital gains and capital losses is described below.

On February 23, 2005, the Minister of Finance (Canada) reaffirmed a commitment to introduce a rule to the Canadian Income Tax Act that would allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. This announcement reiterated statements made by the Minister of Finance in 2000, 2003 and 2004. It is possible that the tax proposals described in this announcement, if enacted into law, could, from the time any such change takes effect, allow you to exchange exchangeable shares for common stock on a tax-deferred basis. However, no specifics were announced regarding what the requirements for such treatment may be and there are no assurances that the proposed amendments will be enacted.

BECAUSE OF THE EXISTENCE OF CERTAIN CALL RIGHTS HELD BY CALLCO WHICH GIVE CALLCO THE OVERRIDING RIGHT TO PURCHASE YOUR EXCHANGEABLE SHARES UPON A REDEMPTION (INCLUDING A RETRACTION) BY EXCHANGING A SHARE OF COMMON STOCK FOR EACH EXCHANGEABLE SHARE AS WELL AS CERTAIN RIGHTS OF HOLDERS OF EXCHANGEABLE SHARES TO FORCE THE EXCHANGE OF EXCHANGEABLE SHARES WITH SPECTRA ENERGY FOR COMMON STOCK UPON THE OCCURRENCE OF THE LIQUIDATION, DISSOLUTION OR WINDING-UP OF EXCHANGECO OR SPECTRA ENERGY, YOU CANNOT CONTROL WHETHER YOU WILL RECEIVE COMMON STOCK BY WAY OF A REDEMPTION (INCLUDING A RETRACTION) OF YOUR EXCHANGEABLE SHARES BY EXCHANGECO OR BY WAY OF PURCHASE OF THE EXCHANGEABLE SHARES BY SPECTRA ENERGY OR CALLCO. AS DESCRIBED ABOVE, THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION (INCLUDING A RETRACTION) DIFFER FROM THOSE OF A PURCHASE.

Disposition of Exchangeable Shares Other Than on Redemption or Exchange

A disposition or deemed disposition of your exchangeable shares, other than on the redemption or exchange of your exchangeable shares, will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you immediately before the disposition. The taxation of capital gains and capital losses is described below.

Acquisition and Disposition of the Common Stock

The cost of the common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of the common stock at the time of that event, and will be averaged with the adjusted cost base of any other common stock held by you at that time as capital property (other than common stock considered to have been continually held by you since 1971) for the purpose of determining the adjusted cost base of your common stock.

A disposition or deemed disposition of the common stock by you will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of such common stock immediately before the disposition. The taxation of capital gains and capital losses is described below.

Dividends on Exchangeable Shares

If you are an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada. Subject to the discussion below, if you are a corporation, other than a “specified financial institution” as defined in the Canadian Income Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and deductible in computing your taxable income.

The exchangeable shares will be “term preferred shares,” as defined in the Canadian Income Tax Act. Consequently, if you are a “specified financial institution,” as defined in the Canadian Income Tax Act, a dividend received or deemed to be received on a redemption of the exchangeable shares will be deductible in computing your taxable income only if:

•	you did not acquire the exchangeable shares in the ordinary course of carrying on your business; or

•	at the time the dividend is received, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange, or “TSX”, on which the exchangeable shares are currently listed) and you, either alone or together with persons with whom you do not deal at arm’s length, do not receive (or are not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

In addition, if you are a corporation and if we or any other person with whom we do not deal at arm’s length (including Exchangeco) are a “specified financial institution” (for purposes of the Canadian Income Tax Act) at the time that dividends are paid on the exchangeable shares, subject to the exemption described below, dividends received or deemed to be received by you will be included in your taxable income but will not be deductible by you in computing your taxable income. We have advised Canadian counsel that we became a specified financial institution for purposes of the Canadian Income Tax Act immediately after our acquisition of Westcoast Energy. This denial of the dividend deduction will not apply if, at the time the dividends are received or deemed to be received by you, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSX, on which the exchangeable shares are currently listed), we and Callco are “related” to Exchangeco for the purposes of the Canadian Income Tax Act and dividends are not paid to you (together with persons with whom you do not deal at arm’s length or any trust or partnership of which you or any such person is a beneficiary or member) in respect of more than 10% of the issued and outstanding exchangeable shares held by persons other than us and our affiliates.

If you are a “private corporation,” as defined in the Canadian Income Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, you may be liable under Part IV of the Canadian Income Tax Act to pay a refundable tax of 33 1/3% of any dividends received or deemed to be received on your exchangeable shares to the extent that these dividends are deductible in computing your taxable income.

If you are throughout the relevant taxation year a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on your exchangeable shares that are not deductible in computing taxable income.

Dividends on the Common Stock

Dividends on the common stock will be included in your income for the purposes of the Canadian Income Tax Act. If you are an individual, you will not be subject to the gross-up and dividend tax credit rules in the

Canadian Income Tax Act applicable to dividends received from corporations resident in Canada. If you are a corporation, you will be required to include these dividends in computing your income and will not be entitled to deduct the amount of these dividends in computing your taxable income. If you are a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on such dividends. If there is United States non-resident withholding tax on any dividends you receive on the common stock, you will generally be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Income Tax Act.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (the “taxable capital gain”) realized by you on a disposition or deemed disposition of exchangeable shares or the common stock must be included in your income for the year of the disposition. One-half of any capital loss (the “allowable capital loss”) realized by you is required to be deducted by you against taxable capital gains realized in the year of the disposition. Any allowable capital losses in excess of taxable capital gains in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Income Tax Act.

Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Income Tax Act.

If you are a “Canadian-controlled private corporation,” as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

If you are a corporation, the amount of any capital losses arising from a disposition or deemed disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to have been received by you on the exchangeable shares to the extent and under the circumstances prescribed by the Canadian Income Tax Act. Similar rules may apply where you are a corporation that is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any of these shares. You should consult your own tax advisors if these rules may be relevant to you.

Foreign Property Information Reporting

If you are a “specified Canadian entity” (as defined in the Canadian Income Tax Act), you may be required to file an information return relating to any “specified foreign property” (as defined in the Canadian Income Tax Act) owned by you, which would include the common stock, the exchangeable shares and certain exchange and voting rights relating thereto. You should consult you own advisors about whether you must comply with these rules with respect to the ownership of exchangeable shares or common stock.

Foreign Investment Entity Tax Proposals

On November 9, 2006, the Minister of Finance (Canada) released revised tax proposals regarding the taxation of certain interests held by Canadian residents in certain non-resident entities, which will be applicable for taxation years commencing after 2002 (the “FIE proposals”). If the FIE proposals are enacted as proposed, where a Canadian resident holds shares, other than shares that are an “exempt interest”, in a corporation that constitutes a “foreign investment entity” (as such terms are defined in the FIE proposals) at the corporation’s year end, or a property, other than property that is an “exempt interest”, convertible into, exchangeable for, or a right to acquire, directly or indirectly such shares (such shares and property being referred to in the FIE proposals as a “participating interest”) the Canadian resident generally will be required to either (i) include in its income for its taxation year that includes the foreign investment entity’s year end an amount determined as a prescribed percentage of such Canadian resident’s “designated cost” for the shares at the end of each month ending in the Canadian resident’s taxation year during which the shares were held by the Canadian resident, or (ii) in certain circumstances, include in (or deduct from) its income on an annual basis any increase (or decrease) in the value of that interest.

Spectra Energy will not be a foreign investment entity at the end of a particular taxation year if, at that time, the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property, or if, throughout that taxation year, its principal undertaking is not an “investment business”, within the meaning of these terms in the FIE proposals. The determination of whether Spectra Energy is a foreign investment entity must be made on an annual basis at the end of each taxation year of Spectra Energy and no assurance can be given that Spectra Energy will not be a foreign investment entity at the end of any of its taxation years. You should consult your own tax advisor in this respect.

In any event, the FIE proposals will not apply to you for a particular taxation year if at the end of the taxation year of Spectra Energy that ends in that particular taxation year, the exchangeable shares are an “exempt interest” to you. The exchangeable shares will constitute an “exempt interest” to you at a particular time if, throughout the period, in Spectra Energy’s taxation year that includes that time, during which you held the exchangeable shares:

(i)	the exchangeable shares are shares of the capital stock of a corporation resident in Canada;

(ii)	the exchangeable shares would not be a participating interest if they were not convertible into, exchangeable for or a right to acquire shares of the capital of a non-resident corporation; and

(iii)	the exchangeable shares are convertible into, exchangeable for, or a right to acquire only property that, if the conversion, exchange or right were exercised by you at that time, would be a share of the capital stock of a non-resident corporation that is at that time an “exempt interest” to you.

The common stock acquired by you on a retraction, redemption or exchange of exchangeable shares would constitute an “exempt interest” to you at any time if it is reasonable to conclude that you have no “tax avoidance motive” (within the meaning of the FIE proposals) in respect of the common stock, and:

(i)	throughout the period, in Spectra Energy’s taxation year that includes that time, during which you would hold the common stock;

(A)	the common stock is an “arm’s length interest” (within the meaning of the FIE proposals) to you;

(B)	Spectra Energy is resident in a country in which there is a prescribed stock exchange (which currently includes the NYSE); and

(C)	the common stock is listed on a prescribed stock exchange (which currently includes the NYSE), or

(ii)	both:

(A)	throughout that period, Spectra Energy:

(1)	is governed by the laws of a country with which Canada has entered into a tax treaty (which currently includes the United States);

(2)	exists, was formed or organized, or was last continued, under those laws; and

(3)	while it is governed by the laws of a country, is, under the tax treaty with that country, resident in that country; and

(B)	throughout that period, the common stock would be an “arm’s length interest” to you.

The determination of whether you will have a tax avoidance motive in respect of the common stock within the meaning of the FIE proposals will depend upon your particular circumstances. You should consult your own tax advisors in this respect. At any time, common stock will qualify for purposes of the FIE proposals as an arm’s length interest to you, provided that (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time common stock having a total fair market value of at least Cdn$500, (ii) it is reasonable to conclude that common stock can normally be acquired and sold by members of the public in the open market, (iii) the aggregate fair market value at that time of the common stock held by you, or an entity or individual with whom you do not deal at arm’s length, does not exceed 10% of the fair market value of all of the common stock held by any entity or individual at that time and (iv) it is reasonable to conclude that common stock is listed on a prescribed stock exchange (which currently includes the NYSE) and they have readily obtainable fair market value. Common stock will have a readily obtainable market value for purposes of the FIE proposals if you meet the conditions of (i), (ii) or (iv) immediately above with respect to an arm’s length interest, the common stock is listed on a prescribed stock exchange (which currently includes the NYSE) throughout the period during which you held the common stock, the common stock was traded on at least 10 consecutive trading days on that stock exchange in the prior 30 days and the amount at which the common stock was last traded on each trading day that is included in the latest of the 10 consecutive trading days is published for public use. No assurances can be given that the common stock will qualify as an arm’s length interest at any particular time.

United Stated Federal Income Tax Considerations To Non-U.S. Holders

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of exchangeable shares that may be relevant to you if you are a Non-U.S. holder (as defined below). U.S. Holders (as defined below) who acquire exchangeable shares should consult their own tax advisors as to the United States tax consequences of owning and disposing such shares.

This discussion is limited to Non-U.S. Holders who hold their exchangeable shares as capital assets. It does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as controlled foreign corporations, passive foreign investment companies, and foreign personal holding companies. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of the ownership and disposition of the exchangeable shares. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No statutory, judicial, or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the exchange shares. Consequently (as discussed more fully below), the United States federal income tax treatment of the ownership of the exchangeable shares and the exchange of the exchangeable shares for shares of the common stock is not certain. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the “IRS”) regarding the United States federal income tax consequences of any of the transactions described herein.

Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax consequences and the foreign tax consequences of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.

As used herein, the term “Non-U.S. Holder” means any person who holds exchangeable shares other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a United States court and one or more United States persons have the authority to control all substantial decision of the trust or (ii) it has made a valid election to be treated as a United States person.

The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Sale or Exchange of Exchangeable Shares

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of exchangeable shares, including the exchange of exchangeable shares for the common stock, unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States, or (ii) in the case of gain recognized by an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Dividends on the shares of the Common Stock and Exchangeable Shares

Dividends on Shares of the Common Stock. Dividends paid to you as a Non-U.S. holder of the common stock generally will be subject to withholding of United States federal income tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), unless the dividend is effectively connected with the conduct of your trade or business within the United States (or if a tax treaty applies, is attributable to your United States permanent establishment), in which case the dividend will be taxed at ordinary United States federal income tax rates. If you are a corporation, such effectively connected income may also be subject to an additional “branch profits tax.” You will be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding tax described above.

Dividends on Exchangeable Shares. We currently do not, and do not intend to, withhold on any amounts in respect of United States withholding tax from dividends paid with respect to the exchangeable shares. The IRS may, however, assert that United States withholding tax is payable with respect to any dividends paid on the exchangeable shares to Non-U.S. Holders. As a result, you could be subject to United States withholding tax at a rate of 30%, which rate may be reduced by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty).

Sale or Exchange of the Common Stock

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of shares of the common stock unless:

•	the gain is effectively connected with your United States trade or business;

•	you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied; or

•	you have owned (actually or constructively) more than 5% of our outstanding common stock.

We have not determined whether we are a “United States real property holding corporation” for United States federal income tax purposes. If we are or become a “United States real property holding corporation” at a relevant time, a Non-U.S. Holder who at no time actually or constructively owned more than 5% of the common stock generally would not be subject to United States federal income tax on the disposition of the common stock, provided that the common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

Information Reporting and Backup Withholding

Non-U.S. Holders are generally subject to information reporting requirements with respect to dividends paid by us to you and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to backup withholding unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of the common stock within the United States or through certain United States brokers is subject to both backup withholding and information reporting unless you, as the beneficial owner, certify under penalties of perjury that you are not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that you are a United States person) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules are generally allowable as a credit against your United States federal income tax liability (if any), which may entitle you to a refund, provided that the required information is furnished to the IRS.

LEGAL MATTERS

The validity of the common stock offered by this prospectus has been passed upon for us by William S. Garner, Jr., Esq., Group Executive, General Counsel and Secretary of the Registrant. Certain federal Canadian and U.S. tax matters will be passed upon by McCarthy Tétrault LLP, Vancouver, Canada, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, respectively, as set forth under “Income Tax Considerations.”

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of Spectra Energy Capital, LLC (formerly, Duke Capital LLC) as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005 incorporated in this prospectus by reference from Spectra Energy Corp’s Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006, and from Amendment No. 3 to the Annual Report on Form 10-K/A of Spectra Energy Capital, LLC for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs regarding the (i) the adoption of the provisions of Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” as of July 1, 2003, (ii) the adoption of the provisions of Emerging Issues Task Force No. 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities,” as of January 1, 2003, (iii) the realignment of certain subsidiaries which resulted in Duke Capital recognizing federal and state tax expense of approximately $1,030 million for the year ended December 31, 2004 to eliminate deferred tax assets at the time of the reorganization, and (iv) the recasting and restatement of the consolidated financial statements), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Spectra Energy Corp (formerly Gas SpinCo, Inc.) as of July 31, 2006, incorporated in this prospectus by reference from Spectra Energy Corp’s Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule of Duke Energy Field Services, LLC as of and for the year ended December 31, 2005, incorporated in this prospectus by reference from Spectra Energy Corp’s Current Report on Form 8-K (File No. 1-33007) filed December 15, 2006, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated February 28, 2006, except for the effects of discontinued operations, as discussed in Note 5, which is as of June 1, 2006, with respect to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 2005 and 2004 and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, contains a separate paragraph that states that as discussed in Note 20 to the consolidated financial statements, the Partnership has restated its consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, partners’ capital and comprehensive income and cash flows for the years ended December 31, 2004 and 2003.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the shares of our common stock to be registered in connection with this Registration Statement will be passed upon by William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant. As of January 17, 2007, Mr. Garner held performance based awards equivalent to 6,340 shares of Spectra Energy’s common stock granting under our long-term incentive plan.

PROSPECTUS

5,474,920 SHARES

SPECTRA ENERGY CORP

COMMON STOCK

The date of this prospectus is January 17, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution (Estimated).

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$15,074	*
Printing Fees and Expenses	10,000
Accounting Fees and Expenses	10,000
Legal Fees	15,000
Miscellaneous	5,000

Total	55,074

*	Actual

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporations Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, shareholder vote, agreement or otherwise.

Our certificate of incorporation provides that no director shall be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except as required by the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our shareholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Spectra Energy Corp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on January 17, 2007.

SPECTRA ENERGY CORP
(Registrant)

By:	/s/ William S. Garner, Jr.
Name:	William S. Garner, Jr.
Title:	Group Executive, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President and Chief Executive	January 17, 2007
Fred J. Fowler	Officer and Director

*	Chief Financial Officer	January 17, 2007
Gregory L. Ebel	(Principal Financial Officer)

*	Vice President and Controller	January 17, 2007
Sabra L. Harrington	(Principal Accounting Officer)

Signature	Title	Date
Majority of Directors:

Paul M. Anderson*	Chairman	January 17, 2007
Austin A. Adams*	Director	January 17, 2007
Roger Agnelli*	Director	January 17, 2007
William T. Esrey*	Director	January 17, 2007
Peter B. Hamilton*	Director	January 17, 2007
Dennis R. Hendrix*	Director	January 17, 2007
Michael E.J. Phelps*	Director	January 17, 2007
Martha B. Wyrsch*	Director	January 17, 2007

*	The undersigned, by signing his name hereto, does hereby sign this document on behalf of the Registrant and on behalf of each of the above-named persons indicated above by asterisks, pursuant to a power of attorney duly executed by the Registrant and such persons, filed with the Securities and Exchange Commission as an exhibit hereto.

By:	/s/ William S. Garner, Jr.
Name:	William S. Garner, Jr.
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibits
2.1	Separation and Distribution Agreement dated as of December 13, 2006, between Duke Energy Corporation and Spectra Energy Corp (filed with Current Report on Form 8-K, filed on December 15, 2006, File No. 1-33007, as Exhibit 2.1).**

2.2	Spectra Energy Support Agreement dated as of January 1, 2007, between Spectra Energy Corp, Duke Energy Canada Call Co. and Duke Energy Canada Exchangeco Inc.*

2.3	Spectra Energy Voting and Exchange Trust Agreement dated as of January 1, 2007, between Spectra Energy Corp, Duke Energy Canada Exchangeco Inc. and Computershare Trust Company, Inc.*

2.4	Plan of Arrangement, as approved by the Supreme Court of British Columbia by final order dated December 15, 2006*

3.1	Amended and Restated Certificate of Incorporation of Spectra Energy Corp (filed with Current Report on Form 8-K, filed on December 15, 2006, File No. 1-33007, as Exhibit 3.1)**

3.2	Amended and Restated By-Laws of Spectra Energy Corp (filed with Current Report on Form 8-K, filed on December 15, 2006, File No. 1-33007, as Exhibit 3.2)**

5.1	Opinion of William S. Garner, Jr., Group Executive, General Counsel and Secretary of the Registrant*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain United States tax matters.*

8.2	Opinion of McCarthy Tétrault LLP as to certain Canadian tax matters.*

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Spectra Energy Corp *

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Duke Capital LLC*

23.3	Consent of Deloitte & Touche LLP, Independent Auditors for Duke Energy Field Services, LLC*

23.4	Consent of KPMG LLP, Independent Registered Public Accounting Firm for TEPPCO Partners, L.P.*

24.1	Power of Attorney of certain officers and directors of Spectra Energy Corp*

24.2	Resolution of Registrant regarding Power of Attorney*

*	Filed herewith
**	Previously filed and incorporated herein by reference thereto.